Exhibit 3.1

CERTIFICATE OF CONVERSION
PURSUANT TO SECTION 265 OF
THE DELAWARE GENERAL CORPORATION LAW

This Certificate of Conversion is being duly executed and filed by KKR & Co. L.P., a Delaware limited partnership (the “Limited Partnership”), to convert the Limited Partnership to KKR & Co. Inc., a Delaware corporation (the “Corporation”), under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) and the Delaware General Corporation Law (8 Del. C. § 101, et seq.).

1.          The Limited Partnership was first formed on June 25, 2007 as a Delaware limited partnership.

2.          The name and type of entity of the Limited Partnership immediately prior to filing this Certificate of Conversion is KKR & Co. L.P., a Delaware limited partnership.

3.          The name of the Corporation as set forth in the Certificate of Incorporation filed in accordance with Section 265(b) of the Delaware General Corporation Law is KKR & Co. Inc.

4.          The conversion of the Limited Partnership to the Corporation shall be effective at 12:01 a.m. (Eastern Time) on July 1, 2018.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Conversion on the 3rd day of May, 2018.

KKR & CO. L.P.

By: KKR Management LLC, its general partner

By:	/s/ David J. Sorkin
Name: David J. Sorkin
Title: Secretary

[Signature Page to Certificate of Conversion]